April 5, 2022

Array Technologies, Inc. Reports Financial Results for the Fourth Quarter and Full Year 2021

Fourth Quarter 2021 Financial Highlights
•Revenue of $219.9 million
•Net loss to common stockholders of $32.1 million
•Adjusted EBITDA of $0.5 million(1)
•Adjusted basic and diluted net loss per share of $(0.06)
•Executed contracts and awarded orders at December 31, 2021 totaling $1.8 billion, a new record

Full Year 2021 Financial Highlights
•Revenue of $853.3 million
•Net loss to common stockholders of $66.1 million
•Adjusted EBITDA of $43.2 million(1)
•Adjusted Basic and Diluted net income per share of $0.07(1)

(1) A reconciliation of the GAAP to the most comparable Non-GAAP results is included below.

ALBUQUERQUE, NM — (GLOBE NEWSWIRE) — Array Technologies (NASDAQ: ARRY) (“Array” or “the Company”), a leading provider of tracker solutions and services for utility-scale solar energy projects, today announced financial results for its fourth quarter and full year ended December 31, 2021.

“We delivered revenue in-line with expectations for the fourth quarter and the full year 2021. That said, our full year 2021 revenue and adjusted EBITDA were adversely impacted by approximately $7 million from the shifting of revenue into future periods due to the restatement of the first three quarters of 2021, as discussed in our Form 8-K filed on March 29, 2022. It is, however, important to reiterate that the total overall contractual revenue and cashflow for these projects remains unchanged, and that this shifting is merely a timing issue. Additionally, our adjusted EBITDA in the fourth quarter was impacted by the mix of deliveries which skewed heavier on the legacy, lower margin projects than we had forecasted. As we have stated before, there are a finite number of these contracts that we need to deliver; however, there can be some uncertainty as to the timing of when they will deliver. Further, the Company recognized slightly higher than expected material costs in the quarter due to changes in our supply chain plan to maintain customer delivery schedules” said Jim Fusaro, Chief Executive Officer of Array Technologies.

Mr. Fusaro continued, “Despite a challenging 2021 it is important to re-iterate that the foundation of Array’s growth remains stronger than ever. This is most evident by the fact that we enter 2022 with $1.8 billion in executed contracts and awarded orders. To put that number in context, we have organically more than doubled the legacy Array portion from $705 million at December 31, 2020 to $1.4 billion at December 31, 2021 and have increased it by over two and a half times when you add in STI. This translates into forecasted revenue growth year-over-year of over 85% at the mid-point of our guidance. While this growth is aided by our acquisition of STI, the legacy Array business alone is forecasted to grow at approximately 40% at our mid-point, despite the current module challenges and supply chain disruptions. This is a testament to strength of our product offering and intense customer focus.” concluded Mr. Fusaro.

Brad Forth, Chairman, added “Today we announced Kevin Hostetler as our new CEO. Kevin brings extensive experience in fostering growth and driving operational excellence which will be critical as we build upon the strong foundation that has already been established. We are very excited to have him on board and look forward to the future of the larger, more global Array Technologies”

Fourth Quarter 2021 Financial Results
Revenues increased 22% to $219.9 million, compared to $180.6 million for the prior-year period, primarily driven by continued strong demand for our product.

Gross profit decreased 71% to $10.3 million compared to $35.5 million in the prior year period, driven primarily by higher raw material input and logistics costs. Gross margin decreased to 4.7% from 19.6% driven by higher raw material and freight costs, partially offset by greater absorption of fixed costs as a result of higher sales volumes compared to the prior year period.

Operating expenses decreased to $30.3 million compared to $37.7 million during the same period in the prior year, primarily due to lower contingent consideration expense of $8.8 million. This decrease was partially offset by higher costs associated with our acquisition of STI Norland and increased payroll related costs due to higher headcount.

Net loss to common stockholders was $32.1 million compared to a net loss of $9.8 million during the same period in the prior year, and basic and diluted loss per share were $0.25 compared to basic and diluted loss per share of $0.08 during the same period in the prior year.

Adjusted EBITDA decreased to $0.5 million, compared to $20.0 million for the prior-year period.

Adjusted net loss was $7.8 million compared to adjusted net income of $10.6 million during the same period in the prior year and adjusted basic and diluted adjusted net loss per share was $0.06 compared to adjusted net income per share of $0.08 during the same period in the prior year.

Full Year 2021 Financial Results
Revenues decreased 2% to $853.3 million, compared to $872.7 million for the prior-year period driven by increased supplier and logistics lead times and project delays which have shifted some our deliveries out of 2021 and into 2022. Our revenues for the full year were also adversely impacted by a $7.3 million shifting of revenue into future periods due a correction of an error in the first three quarters of 2021.

Gross profit decreased 59% to $82.9 million, compared to $202.8 million in the prior year, driven primarily by higher raw material input and logistics costs Gross margin decreased to 9.7% from 23.2% driven by higher raw material and freight costs which we did not fully pass through to our customers via price increases.

Operating expenses were flat at $107.6 million. Contingent consideration expense decreased $23.7 million in the current year compared to the prior year as there was no fair value adjustment to the earnout liability in 2021. Offsetting the decrease in contingent consideration was an increase in costs associated with being a public company, an increase in professional fees related to capital markets activities, and an increase in headcount to support growth, innovation, and to ensure operational execution.

Net loss to common stockholders was $66.1 million compared to a net income of $59.1 million during the same period in the prior year, and basic and diluted loss per share were $0.51 compared to basic and diluted income per share of $0.49 during the same period in the prior year.

Adjusted EBITDA decreased 73% to $43.2 million, compared to $160.5 million for the prior-year period. Our Adjusted EBITDA for the full year was adversely impacted by $7.3 million due to the shifting of revenue discussed above.

Adjusted net income decreased 92% to $8.7 million, compared to $112.4 million during the same period in the prior year and adjusted basic and diluted adjusted net income per share was $0.07 compared to $0.93 during the same period in the prior year.

Executed Contracts and Awarded Orders
Total executed contracts and awarded orders at December 31, 2021 were $1.8 billion, with $1.4 billion from Array and $0.4 billion from STI Norland. The $1.431 billion from Array represents an increase of 103% from the same date last year and a 42% increase from the third quarter of 2021.

Fourth Quarter 2021 Highlights and Recent Developments

•Today we announced the appointment of Kevin Hostetler as our new CEO effective April 18, 2022. Mr. Hostetler was most recently the CEO of Rotork where for the last four years he led the Company’s growth strategy, improved margins through operational efficiencies and focused on commercial excellence.

•Array launched its Environmental, Social and Governance (ESG) strategic framework to further operationalize our commitment to sustainable practices, disclosures and diversity. In January, our inaugural ESG report was released to underscore our efforts around employees, customers and the communities we serve.

•In January we closed the acquisition of STI Norland, a leading provider of PV mounting systems in Europe and Latin America, significantly expanding our international footprint, and adding a lower-priced product offering ideally suited for emerging markets.

Full Year 2022 Guidance

For the year ending December 31, 2022, the Company expects:
•Revenue to be in the range of $1.45 billion to $1,75 billion
•Adjusted EBITDA(2) to be in the range of $170 million to $210 million
•Adjusted net income per share(2) to be in the range of $0.55 to $0.74

(2) A reconciliation of projected adjusted EBITDA and adjusted net income per share, which are forward-looking measures that are not prepared in accordance with GAAP, to the most directly comparable GAAP financial measures, is not provided because we are unable to provide such reconciliation without unreasonable effort. The inability to provide a quantitative reconciliation is due to the uncertainty and inherent difficulty predicting the occurrence, the financial impact and the periods in which the components of the applicable GAAP measures and non-GAAP adjustments may be recognized. The GAAP measures may include the impact of such items as non-cash share-based compensation, revaluation of the fair-value of our contingent consideration, and the tax effect of such items, in addition to other items we have historically excluded from adjusted EBITDA and adjusted net income per share. We expect to continue to exclude these items in future disclosures of these non-GAAP measures and may also exclude other similar items that may arise in the future (collectively, “non-GAAP adjustments”). The decisions and events that typically lead to the recognition of non-GAAP adjustments are inherently unpredictable as to if or when they may occur. As such, for our 2022 outlook, we have not included estimates for these items and are unable to address the probable significance of the unavailable information, which could be material to future results.

Conference Call Information
Array management will host a conference call today at 5:00 p.m. Eastern Time, to discuss the Company’s financial results. The conference call can be accessed live over the phone by dialing (877) 451-6152 (domestic) or (201) 389-0879 (international). A telephonic replay will be available approximately two hours after the call by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the live call and the replay is 13728426 . The replay will be available until 11:59 p.m. (ET) on April 14, 2022.

Interested investors and other parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company's website at http://ir.arraytechinc.com. The online replay will be available for 30 days on the same website immediately following the call.

To learn more about Array Technologies, please visit the company's website at http://ir.arraytechinc.com.

About Array Technologies, Inc.
Array Technologies (NASDAQ: ARRY) is a leading American company and global provider of utility-scale solar tracker technology. Engineered to withstand the harshest conditions on the planet, Array’s high-quality solar trackers and sophisticated software maximize energy production, accelerating the adoption of cost-effective and sustainable energy. Founded and headquartered in the United States, Array relies on its diversified global supply chain and customer-centric approach to deliver, commission and support solar energy developments around the world, lighting the way to a brighter, smarter future for clean energy. For more news and information on Array, please visit arraytechinc.com.

Investor Relations Contact:
Array Technologies, Inc.
Investor Relations
505-437-0010
investors@arraytechinc.com
Forward-Looking Statements
This press release contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our projected future results of operations, business strategies, our continued integration of STI Norland and industry and regulatory environment. Forward-looking statements include statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” "seek," “should,” “will,” “would” or similar expressions and the negatives of those terms.

Array’s actual results and the timing of events could materially differ from those anticipated in such forward-looking statements as a result of certain risks, uncertainties and other factors, including without limitation: we may be unable to successfully integrate the business of STI Norland into our business or achieve the anticipated benefits of the acquisition of STI Norland; on March 25, 2022, the Department of Commerce initiated a circumvention inquiry on the anti-dumping duty and countervailing duty orders related to crystalline silicone photovoltaic cells, which inquiry presents risks and uncertainty that are difficult to predict and accordingly the ranges provided assume no material negative impact resulting from such inquiry; if demand for solar energy projects does not continue to grow or grows at a slower rate than we anticipate, our business will suffer; a loss of one or more of our significant customers, their inability to perform under their contracts, or their default in payment, could harm our business and negatively impact revenue, results of operations and cash flows; the impact of the ongoing conflict in Ukraine on our business; the ongoing COVID-19 pandemic has materially and adversely affected our business and results of operations, and the duration and extent to which it will continue to adversely impact our business and results of operations remains uncertain and could be material; significant changes in the costs of raw materials could adversely affect our financial performance; defects or performance problems in our products could result in loss of customers, reputational damage and decreased revenue, and we may face warranty, indemnity and product liability claims arising from defective products; existing electric utility industry policies and regulations, and any subsequent changes, may present technical, regulatory and economic barriers to the purchase and use of solar energy systems, which may significantly reduce demand for our products or harm our ability to compete; changes in the U.S. trade environment, including the imposition of import tariffs, could adversely affect the amount or timing of our revenues, results of operations or cash flows; and the other risks and uncertainties described in more detail in the Company’s most recent Annual Report on Form 10-K and other documents on file with the SEC, each of which can be found on our website www.arraytechinc.com.

Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Non-GAAP Financial Information
This presentation includes certain financial measures that are not presented in accordance with U.S. generally accepted accounting principles (“GAAP”), including Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per share. We define Adjusted EBITDA as net income (loss) plus (i) interest expense, (ii) other (income) expense, (iii) income tax expense (benefit), (iv) depreciation expense, (v) amortization of intangibles, (vi) equity-based compensation, (vii) remeasurement of the fair value of contingent consideration, (viii) ERP implementation costs, (ix) certain legal expense, and (x) other costs. We define Adjusted Net Income as net income (loss) plus (i) amortization of intangibles, (ii) amortization of debt discount and issuance costs (iii) equity-based compensation, (iv) remeasurement of the fair value of contingent consideration, (v) ERP implementation costs, (vi) certain legal expense, (vii) other costs, and (viii) income tax (expense) benefit of adjustments. A detailed reconciliation between GAAP results and results excluding special items (“non-GAAP”) is included within this presentation. We define Adjusted Net Income per share as Adjusted Net Income divided by the diluted weighted average number of shares outstanding for the applicable period.

We believe that these non-GAAP financial measures are provided to enhance the reader’s understanding of our past financial performance and our prospects for the future. Our management team uses these non-GAAP financial measures in assessing the Company’s performance, as well as in planning and forecasting future periods. The non-GAAP financial information is presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP measures used by other companies.

Among other limitations, Adjusted EBITDA and Adjusted Net Income do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments; do not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; do not reflect income tax expense or benefit; and other companies in our industry may calculate Adjusted EBITDA and Adjusted Net Income differently than we do, which limits their usefulness as comparative measures. Because of these limitations, Adjusted EBITDA and Adjusted Net Income should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA and Adjusted Net Income on a supplemental basis. You should review the reconciliation of net income (loss) to Adjusted EBITDA and Adjusted Net Income below and not rely on any single financial measure to evaluate our business.

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Array Technologies, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31,
	2021	2020
Assets
Current Assets
Cash and cash equivalents	$367,670	$108,441
Restricted cash	—	—
Accounts receivable, net	236,009	118,694
Inventories, net	205,653	118,459
Income tax receivables	9,052	17,158
Prepaid expenses and other	33,649	12,423
Total Current Assets	852,033	375,175
Property, plant and equipment, net	10,692	9,774
Goodwill	69,727	69,727
Other intangible assets, net	174,753	198,260
Deferred tax asset, net	9,345	—
Other assets	26,429	3,088
Total Assets	$1,142,979	$656,024

Liabilities and Member’s Equity/Stockholders’ Deficit
Current Liabilities
Accounts payable	$91,392	$82,755
Accounts payable - related party	610	2,232
Accrued expenses and other	38,494	29,164
Accrued warranty reserve	3,192	3,049
Income tax payable	60	8,814
Deferred revenue	99,575	149,821
Current portion of contingent consideration	1,773	8,955
Current portion of long-term debt	4,300	4,313
Current portion of related party loans	5,909	—
Total Current Liabilities	245,305	289,103
Long-Term Liabilities
Deferred tax liability	—	13,114
Contingent consideration, net of current portion	12,804	10,736
Other long-term liabilities	5,557	—
Long-term debt, net of current portion, debt discount and issuance costs	711,056	423,970
Total Long-Term Liabilities	729,417	447,820
Total Liabilities	974,722	736,923
Commitments and Contingencies (Note 13)

Array Technologies, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31,
	2021	2020
Series A Redeemable Perpetual Preferred Stock of $0.001 par value - 500,000 authorized; 350,000 and none issued as of December 31, 2021 and 2020, respectively; liquidation preference of $350.0 million and none as of December 31, 2021 and 2020, respectively	237,462	—
Stockholders’ Deficit
Preferred stock of $0.001 par value - authorized 5,000,000 shares as of December 31, 2020; none issued as of December 31, 2020	—	—
Common stock of $0.001 par value - authorized 1,000,000,000 shares as of December 31, 2020; issued: 126,994,467 as of December 31, 2020	135	127
Additional paid-in capital	202,562	140,473
Accumulated deficit	(271,902)	(221,499)
Total member’s equity/stockholders’ deficit	(69,205)	(80,899)
Total Liabilities and Member’s Equity/Stockholders’ Deficit	$1,142,979	$656,024

Array Technologies, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenue	$219,876	$180,566	$853,318	$872,662
Cost of revenue	209,587	145,114	770,459	669,861
Gross profit	10,289	35,452	82,859	202,801

Operating expenses
General and administrative	22,695	20,862	80,974	55,634
Contingent consideration	1,625	10,433	2,696	26,441
Depreciation and amortization	5,981	6,397	23,930	25,514
Total operating expenses	30,301	37,692	107,600	107,589

Income (loss) from operations	(20,012)	(2,240)	(24,741)	95,212

Other expense
Other expense, net	(408)	(142)	(905)	(2,305)
Interest expense	(6,706)	(6,816)	(35,475)	(15,129)
Total other expense	(7,114)	(6,958)	(36,380)	(17,434)
Income before income tax expense (benefit)	(27,126)	(9,198)	(61,121)	77,778
Income tax expense (benefit)	(5,225)	574	(10,718)	18,705
Net income (loss)	(21,901)	(9,772)	(50,403)	59,073
Preferred dividends and accretion	(10,236)	—	(15,715)	—
Net income (loss) to common shareholders	$(32,137)	$(9,772)	$(66,118)	$59,073

Earnings (loss) per share
Basic	$(0.25)	$(0.08)	$(0.51)	$0.49
Diluted	$(0.25)	$(0.08)	$(0.51)	$0.49
Weighted average number of shares
Basic	130,146	125,918	129,984	121,467
Diluted	130,146	125,918	129,984	121,514

Array Technologies, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Cash Flows from Operating Activities
Net income (loss)	$(21,901)	$(9,772)	$(50,403)	$59,073
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Provision for (recovery of) bad debts	107	102	(467)	595
Deferred tax (benefit) expense	(3,066)	927	(10,102)	(2,739)
Depreciation and amortization	6,492	6,887	25,946	27,474
Amortization of debt discount and issuance costs	1,383	1,206	15,036	3,366
Interest paid-in-kind	—	—	—	3,421
Equity-based compensation	2,051	1,545	13,757	4,809
Contingent consideration	1,625	10,433	2,696	26,441
Warranty provision	211	320	516	953
Provision for inventory obsolescence	336	(1,292)	990	1,225
Changes in operating assets and liabilities:
Accounts receivable	(66,008)	(698)	(116,848)	(23,038)
Inventories	(32,863)	(20,652)	(88,184)	28,340
Income tax receivables	(1,570)	(640)	8,106	(16,530)
Prepaid expenses and other	(15,456)	(6,121)	(21,226)	1,101
Accounts payable	6,689	35,455	8,637	(50,519)
Accounts payable - related party	—	—	(1,622)	—
Accrued expenses and other	7,450	6,269	9,133	10,913
Income tax payable	(569)	286	(8,754)	6,870
Deferred revenue	17,855	105,040	(50,619)	(178,960)
Leases	(116)	—	221	—
Contingent consideration	—	(25,000)	—	(25,000)
Net Cash Provided by (Used in) Operating Activities	(97,350)	104,295	(263,187)	(122,205)
Cash Flows from Investing Activities
Purchase of property, plant and equipment	(1,105)	(728)	(3,357)	(1,338)
Investment in equity securities	—	—	(11,975)	—
Net Cash Used in Investing Activities	(1,105)	(728)	(15,332)	(1,338)
Cash Flows from Financing Activities
Proceeds from issuance of convertible notes	413,321	—	413,321	—
Premium on capped call	(52,870)	—	(52,870)	—
Fees paid on issuance of convertible notes	(1,591)	—	(1,591)	—
Dividends paid on Series A Preferred	(8,051)	—	(8,051)	—
Proceeds from Series A issuance	—	—	224,987	—
Proceeds from common stock issuance	—	—	120,645	—

Array Technologies, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Series A issuance costs	—	—	(7,195)	—
Common stock issuance costs	—	—	(3,873)	—
Proceeds from revolving credit facility	24,033	—	126,033	—
Payments on revolving credit facility	(24,033)	—	(126,033)	—
Principal payments on term loan facility	(1,075)	(115,000)	(133,225)	(115,000)
Proceeds from term loan facility	—	575,000	—	575,000
Proceeds from (Payments on) revolving loan	—	(102)	—	(70)
Payments on term loan	—	—	—	(57,702)
Payments on related party loans	—	—	—	(45,558)
Debt discount and financing costs	—	(36,011)	(6,590)	(36,011)
Payment of special distribution	—	(589,000)	—	(589,000)
Contingent consideration	—	—	(7,810)	—
Proceeds from issuance of Class A Common Stock, net of underwriting discount and commissions	—	145,532	—	145,532
Deferred offering costs	—	(2,689)	—	(6,464)
Net Cash (Used in) Financing Activities	349,734	(22,270)	537,748	(129,273)
Net Increase (Decrease) in Cash, Cash Equivalents and Restricted Cash	251,279	81,297	259,229	(252,816)
Cash and Cash Equivalents, beginning of period	116,391	27,144	108,441	361,257
Cash and Cash Equivalents, end of period	$367,670	$108,441	$367,670	$108,441

Supplemental Cash Flow Information
Cash paid for interest			$24,306	$6,935
Cash paid for income taxes			$13,318	$31,103

Array Technologies, Inc.
Adjusted EBITDA and Adjusted Net Income Reconciliation (Unaudited)
(In thousands)
(unaudited)

The following table reconciles net (loss) income to common shareholders to Adjusted EBITDA (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net (loss) Income to common shareholders	$(32,137)	$(9,772)	$(66,118)	$59,073
Preferred dividends and accretion	10,236	—	15,715	—
Interest expense	6,706	6,816	35,475	15,129
Other expense, net	408	142	905	2,305
Income tax expense	(5,225)	574	(10,718)	18,705
Depreciation expense	614	574	2,439	2,224
Amortization of intangibles	5,877	6,313	23,507	25,250
Equity-based compensation	2,052	1,545	16,323	4,809
Contingent consideration	1,625	10,433	2,696	26,441
ERP implementation costs(a)	—	—	—	1,946
Legal expense(b)	1,549	169	2,574	1,068
Other costs(c)	8,748	3,255	20,420	3,589
Adjusted EBITDA	$453	$20,049	$43,218	$160,539

(a) Represents consulting costs associated with our enterprise resource planning system implementation.

(b)Represents certain legal fees and other related costs associated with (i) a patent infringement action against a competitor for which a judgement has been entered in our favor and successful defense of a related matter and (ii) a pending action against a competitor in connection with violation of a non-competition agreement and misappropriation of trade secrets, and (iii) actions filed against the company and certain officers and directors alleging violations of the Securities Exchange Acts of 1934 and 1933. We consider these costs not representative of legal costs that we will incur from time to time in the ordinary course of our business.

(c) For the three months ended December 31, 2021, other costs represent (i) $5.1 million of remediation and damages incurred because of a shutdown of a key supplier due to a severe weather event (ii) $3.1 million of certain costs related to M&A activities (iii) $0.5 million of certain professional fees & payroll related costs we do not expect to incur in the future. For the three months ended December 31, 2020, other costs represent (i) Certain costs associated with our IPO and Follow-on Offering of $3.1 million (ii) Certain professional fees & payroll related costs we do not expect to incur in the future of $0.1 million. For the twelve months ended December 31, 2021, other costs represent (i) $5.6 million of one-time logistics charges incurred primarily due to supplier constraints and port issues (ii) $6.2 million of remediation and damages incurred because of a shutdown of a key supplier due to a severe weather (iii) $4.9 million of certain costs related to M&A activities (iv) Certain costs associated with our IPO and Follow-on Offering of $2.0 million (v) Certain professional fees & payroll related costs we do not expect to incur in the future of $1.7 million. For the twelve months ended December 31, 2020, other costs represent (i) Certain costs associated with our IPO and Follow-on Offering of $3.5 million (ii) Certain professional fees & payroll related costs we do not expect to incur in the future of $0.1 million.

Array Technologies, Inc.
Adjusted EBITDA and Adjusted Net Income Reconciliation (Unaudited)
(In thousands)
(unaudited)
The following table reconciles net (loss) income to common shareholders Adjusted Net Income:

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net (loss) income to common shareholders	$(32,137)	$(9,772)	$(66,118)	$59,073
Preferred dividend accretion	4,805	—	7,489	—
Amortization of intangibles	5,877	6,313	23,507	25,250
Amortization of debt discount and issuance costs	1,039	1,206	15,036	3,366
Equity based compensation	2,052	1,545	16,323	4,809
Contingent consideration	1,625	10,433	2,696	26,441
ERP implementation costs(a)	—	—	—	1,946
Legal expense(b)	1,549	169	2,574	1,068
Other costs(c)	10,363	3,255	22,035	5,821
Income tax expense of adjustments(d)	(3,669)	(2,528)	(15,473)	(8,755)
Non-recurring income tax adjustments related to the IRS settlement and CARES Act	662	—	662	(6,608)
Adjusted Net Income	$(7,834)	$10,621	$8,731	$112,411

(a) Represents consulting costs associated with our enterprise resource planning system implementation.

(b) Represents certain legal fees and other related costs associated with (i) a patent infringement action against a competitor for which a judgement has been entered in our favor and successful defense of a related matter and (ii) a pending action against a competitor in connection with violation of a non-competition agreement and misappropriation of trade secrets, and (iii) actions filed against the company and certain officers and directors alleging violations of the Securities Exchange Acts of 1934 and 1933. We consider these costs not representative of legal costs that we will incur from time to time in the ordinary course of our business.

(c) For the three months ended December 31, 2021, other costs represent (i) $5.1 million of remediation and damages incurred because of a shutdown of a key supplier due to a severe weather event (ii) $4.7 million certain costs related to M&A activities (iii) $0.5 million of certain professional fees & payroll related costs we do not expect to incur in the future. For the three months ended December 31, 2020 other costs represent, (i) Certain costs associated with our IPO and Follow-on Offering of $3.1 million (ii) Certain professional fees & payroll related costs we do not expect to incur in the future of $0.1 million. For the twelve months ended December 31, 2021, other costs represent (i) $5.6 million of one-time logistics charges incurred primarily due to supplier constraints and port issues (ii) $6.2 million of remediation and damages incurred because of a shutdown of a key supplier due to a severe weather event (iii) $6.5 million of certain costs related to M&A activities (iv) Certain costs associated with our IPO and Follow-on Offering of $2.0 million (v) Certain professional fees & payroll related costs we do not expect to incur in the future of $1.7 million. For the twelve months ended December 31, 2020, other costs represent (i) $2.2 million to the former majority shareholder in connection with tax benefits received as part of the CARES act and (ii) Certain costs associated with our IPO and Follow-on Offering of $3.5 million (iii) Certain professional fees & payroll related costs we do not expect to incur in the future of $0.1 million.

(d) Represents the estimated tax impact of all Adjusted Net Income add-backs, excluding those which represent permanent differences between book versus tax.